FOR IMMEDIATE RELEASE: For approval v3

China Sun Group High-Tech Co. Develops Eco-Friendly Exhaust Filter to Improve Production by 35%

LIAONING PROVINCE, CHINA: April 1, 2008: China Sun Group High-Tech Co. (OTCBB: CSGH) (“China Sun Group”), which through its majority-owned subsidiary Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People’s Republic of China (“PRC”), announced today that it has developed a new white steel filter that not only improves air quality in its production facilities by approximately 30%, but also limits the amount of cobalt oxide lost during production.

Cobalt oxalate is a raw material used in the formation of cobaltosic oxide. Under normal manufacturing conditions, 3.15 tons of cobalt oxalate may be transformed into approximately 1 ton of cobaltosic oxide. In the process of sintering, impurities turn into new oxides when exposed to air and are released through the exhaust system. China Sun Group’s new white steel filter is located at the bottom part of the exhaust. This filter has a 600-meshwork and a water system. Once the newly formed oxide meets the water meshwork, it drops into a white steel deposit channel. The oxide can then be reclaimed and reused by heating it in a high temperature furnace. This filter may generate approximately 35% more renewable cobalt oxide from the production process.

“Exhaust is an inevitable byproduct of producing cobaltosic oxide. Our internal technical staff has created a white steel water circle filter that offers significant environmental and economic advantages over conventional exhaust systems. As a result, air quality inside our production facilities has improved by approximately 30%. Furthermore, it can also limit the amount of cobalt oxide material lost during production. Renewable cobalt material generated by using this filter can reach 35.3%, which converts to 12.5kg cobalt oxide for every 1 ton of cobaltosic oxide produced,” said Bin Wang, Chief Executive Officer of China Sun Group. “Because we plan to produce 700 tons of cobaltosic oxide in 2008, the new filter may help us reduce wastage and decrease production costs significantly.”

About China Sun Group High-Tech Co.

China Sun Group High-Tech Co. (“China Sun Group”) produces anode materials used in lithium ion batteries. Through its majority-owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX"), the company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People’s Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the- art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

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At the Company:
Thomas Yang
Assistant to the President
Tel: 917-432-9350 (U.S.) or
86 411 8289-7752 (China)
Fax: 86 411 8289-2739
yang_xianfu@yahoo.com.cn